Exhibit 4.6

THE REGISTERED HOLDER OF THIS PURCHASE OPTION BY ITS ACCEPTANCE HEREOF, AGREES THAT IT WILL NOT SELL, TRANSFER OR ASSIGN THIS PURCHASE OPTION EXCEPT AS HEREIN PROVIDED AND THE REGISTERED HOLDER OF THIS PURCHASE OPTION AGREES THAT IT WILL NOT SELL, TRANSFER, ASSIGN, PLEDGE OR HYPOTHECATE THIS PURCHASE OPTION FOR A PERIOD OF ONE HUNDRED EIGHTY DAYS FOLLOWING THE EFFECTIVE DATE (DEFINED BELOW) TO ANYONE OTHER THAN (I) FERRIS, BAKER WATTS, INCORPORATED (“FERRIS”) OR AN UNDERWRITER OR A SELECTED DEALER IN CONNECTION WITH THE OFFERING, OR (II) A BONA FIDE OFFICER OR PARTNER OF FERRIS OR OF ANY SUCH UNDERWRITER OR SELECTED DEALER.

THIS PURCHASE OPTION IS NOT EXERCISABLE PRIOR TO THE LATER OF THE CONSUMMATION BY CHINA GROWTH ALLIANCE LTD. OF A SHARE RECONSTRUCTION OR AMALGAMATION, CAPITAL STOCK EXCHANGE, ASSET ACQUISITION OR OTHER SIMILAR BUSINESS COMBINATION (“BUSINESS COMBINATION”) (AS DESCRIBED MORE FULLY IN THE COMPANY’S REGISTRATION STATEMENT (DEFINED HEREIN) OR                      , 2008 [180 DAYS FROM DATE OF PROSPECTUS]. VOID AFTER 5:00 P.M. EASTERN TIME,                   , 2013 [FIVE YEARS THE FROM DATE OF THE PROSPECTUS].

UNIT PURCHASE OPTION

For the Purchase of
350,000 Units
Of
CHINA GROWTH ALLIANCE LTD.

1.	Purchase Option.

           THIS CERTIFIES THAT, in consideration of $100 duly paid by or on behalf of                                           (“Holder”), as registered owner of this Purchase Option, to China Growth Alliance Ltd. (the “Company”), Holder is entitled, at any time or from time to time upon the later of the consummation of a Business Combination or                      , 2008 [180 days from date of prospectus] (the “Commencement Date”), and at or before 5:00 p.m., Eastern Time,                      , 2013 [five years from date of prospectus] (the “Expiration Date”), but not thereafter, to subscribe for, purchase and receive, in whole or in part, up to Three Hundred Fifty Thousand (350,000) units (the “Units”) of the Company, each Unit consisting of: (i) one sub-unit, the contents of which are not separable (the “Sub-Unit”), with each Sub-Unit being comprised of one ordinary share of the Company, par value $.0005 per share (the “Ordinary Shares”) and one Class B warrant of the Company (the “Class B Warrants”); and (ii) one Class A warrant of the Company (the “Class A Warrants” and together with the Class B Warrants, the “Warrants”), with each Class A Warrant allowing the holder thereof to purchase one Ordinary Share, and with every two Class B Warrants to automatically convert into one (1) separable Class A Warrant upon a Business Combination. Each Class A Warrant will become exercisable upon the later of the consummation of a Business Combination or [ ], 2009, one year from the effective date (the “Effective Date”) of the Company’s Registration Statement on Form F-1 (as amended, the “Registration Statement”) pursuant to which Units are offered for sale to the public (the “Offering”). Each Warrant is the same as the warrant included in the Units being registered for sale to the public by way of the Registration Statement (the “Public Warrants”) except that the Warrants included in the Purchase Option have an exercise price of $7.50 per share (125% of the exercise price of the Public Warrants), subject to adjustment as provided in Section 6 hereof. If the Expiration Date is a day on which banking institutions are authorized by law to close, then this Purchase Option may be exercised on the next succeeding day which is not such a day in accordance with the terms herein. During the period ending on the Expiration Date, the Company agrees not to take any action that would terminate the Purchase Option. This Purchase Option is initially exercisable at $10.00 per Unit (125% of the price of the Units sold in the Offering) so purchased; provided, however, that upon the occurrence of any of the events specified in Section 6 hereof, the rights granted by this Purchase Option, including the exercise price per Unit and the number of Units (and Sub-Units, Ordinary Shares and Warrants) to be received upon such exercise, shall be adjusted as therein specified. The term “Exercise Price” shall mean the initial exercise price or the adjusted exercise price, depending on the context.

2.	Exercise.

     2.1 Exercise Form. In order to exercise this Purchase Option, the exercise form attached hereto must be duly executed and completed and delivered to the Company, together with this Purchase Option and payment of the Exercise Price for the Units being purchased payable in cash by wire transfer of immediately available funds to an account designated by the Company or by certified check or official bank check. If the subscription rights represented hereby shall not be exercised at or before 5:00 p.m., Eastern time, on the Expiration Date, this Purchase Option shall become and be void without further force or effect, and all rights represented hereby shall cease and expire.

     2.2 Legend. Each certificate for the securities purchased under this Purchase Option shall bear a legend as follows unless such securities have been registered under the Securities Act of 1933, as amended (the “Act”):

“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Act”) or applicable state law. Neither the securities nor any interest therein may be offered for sale, sold or otherwise transferred except pursuant to an effective registration statement under the Act, or pursuant to an exemption from registration under the Act and applicable state law which, in the opinion of counsel to the Company, is available.”

2.3	Cashless Exercise.

           2.3.1 Determination of Amount. In lieu of the payment of the Exercise Price multiplied by the number of Units for which this Purchase Option is exercisable (and in lieu of being entitled to receive Sub-Units, Ordinary Shares and Warrants) in the manner required by Section 2.1, the Holder shall have the right (but not the obligation) to convert any exercisable but unexercised portion of this Purchase Option into Units (the “Conversion Right”) as follows: upon exercise of the Conversion Right, the Company shall deliver to the Holder (without payment by the Holder of any of the Exercise Price in cash) that number of Units equal to the quotient obtained by dividing (x) the “Value” (as defined below) of the portion of the Purchase Option being converted by (y) the Current Market Price (as defined below) of a Unit. The “Value” of the portion of the Purchase Option being converted shall equal the remainder derived from subtracting (a) (i) the Exercise Price multiplied by (ii) the number of Units underlying the portion of this Purchase Option being converted from (b) the Current Market Price of a Unit multiplied by the number of Units underlying the portion of the Purchase Option being converted. The “Current Market Price” of a Unit shall mean (i) if the Unit is listed on a national securities exchange or quoted on the Nasdaq Global Market, Nasdaq Capital Market or OTC Bulletin Board, the average closing price of a Unit for thirty (30) trading days immediately preceding the date of determination of the Current Market Price in the principal trading market for the Unit as reported by the exchange, Nasdaq or the Financial Industry Regulatory Authority, Inc. (“FINRA”), as the case may be; (ii) if the Unit is not listed on a national securities exchange or quoted on the Nasdaq Global Market, Nasdaq Capital Market or the OTC Bulletin Board, but is traded in the residual over-the-counter market, the closing bid price for the Unit on the last trading day preceding the date in question for which such quotations are reported by the Pink Sheets, LLC or similar publisher of such quotations; and (iii) if the fair market value of the Unit cannot be determined pursuant to clause (i) or (ii) above, such price as the Board of Directors of the Company (the “Board”) shall determine, in good faith.

           2.3.2 Mechanics of Cashless Exercise. The Cashless Exercise Right may be exercised by the Holder on any business day on or after the Commencement Date and not later than the Expiration Date by delivering the Purchase Option with a duly executed exercise form attached hereto with the cashless exercise section completed to the Company, exercising the Cashless Exercise Right and specifying the total number of Units the Holder will purchase pursuant to such Cashless Exercise Right.

2.4 Warrant Exercise. Any warrants underlying the Units shall be issued pursuant to and subject to the terms and conditions set forth in the Warrant Agreement, dated as of ______________, 2008, between the Company and American Stock Transfer & Trust Company, acting as Warrant Agent (the “Warrant Agreement”); provided, that the exercise price of the Warrants underlying this Purchase Option shall be as set forth herein.

2.5 Effective Registration Statement. The Warrants underlying this Purchase Option are exercisable only during those periods of time in which the Company maintains the effectiveness of the Registration Statement.

3.	Transfer.

3.1 General Restrictions. The registered Holder of this Purchase Option agrees by his, her or its acceptance hereof, that such Holder will not: (a) sell, transfer, assign, pledge or hypothecate this Purchase Option for a period of one hundred eighty (180) days following the Effective Date to anyone other than: (i) Ferris or an underwriter or a selected dealer participating in the Offering, or (ii) a bona fide officer or partner of Ferris or of any such underwriter or selected dealer, in each case in accordance with FINRA Conduct Rule 2710(g)(1) or (b) cause this Purchase Option or the securities issuable hereunder to be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of this Purchase Option or the Securities hereunder, except as provided for in FINRA Rule 2710(g)(2). On and after 180 days from the Effective Date, transfers to others may be made subject to compliance with or exemptions from applicable securities laws. In order to make any permitted assignment, the Holder must deliver to the Company the assignment form attached hereto duly executed and completed, together with the Purchase Option and payment of all transfer taxes, if any, payable in connection therewith. The Company shall within five business days transfer this Purchase Option on the books of the Company and shall execute and deliver a new Purchase Option or Purchase Options of like tenor to the appropriate assignee(s) expressly evidencing the right to purchase the aggregate number of Units purchasable hereunder or such portion of such number as shall be contemplated by any such assignment.

3.2 Restrictions Imposed by the Act. The securities evidenced by this Purchase Option shall not be transferred unless and until: (i) the Company has received the opinion of counsel for the Holder that the securities may be transferred pursuant to an exemption from registration under the Act and applicable state securities laws, the availability of which is established to the reasonable satisfaction of the Company (the Company hereby agreeing that the opinion of Gersten Savage LLP shall be deemed satisfactory evidence of the availability of an exemption), or (ii) a registration statement or a post-effective amendment to the Registration Statement relating to the offer and sale of such securities has been filed by the Company and declared effective by the Securities and Exchange Commission (the “Commission”) and compliance with applicable state securities law has been established.

4.	New Purchase Options to be Issued.

4.1 Partial Exercise or Transfer. Subject to the restrictions in Section 3 hereof, this Purchase Option may be exercised or assigned in whole or in part. In the event of the exercise or assignment hereof in part only, upon surrender of this Purchase Option for cancellation, together with the duly executed exercise or assignment form and funds sufficient to pay any Exercise Price and/or transfer tax if exercised pursuant to Section 2.1 hereto, the Company shall cause to be delivered to the Holder without charge a new Purchase Option of like tenor to this Purchase Option in the name of the Holder evidencing the right of the Holder to purchase the number of Units purchasable hereunder as to which this Purchase Option has not been exercised or assigned.

4.2 Lost Certificate. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Purchase Option and of reasonably satisfactory indemnification or the posting of a bond, the Company shall execute and deliver a new Purchase Option of like tenor and date. Any such new Purchase Option executed and delivered as a result of such loss, theft, mutilation or destruction shall constitute a substitute contractual obligation on the part of the Company.

5.	Registration Rights.

5.1	Demand Registration.

5.1.1 Grant of Right. The Company, upon written demand (“Demand Notice”) of the Holder(s) of at least 51% of the Purchase Options and/or the underlying Units and/or the underlying securities (“Majority Holders”), agrees to register, on one occasion, all of the then outstanding Units, and/or the Sub-Units, and/or the Class A Warrants, and/or the Ordinary Shares underlying the Sub-Units and Warrants, all underlying such Purchase Options (collectively, the “Registrable Securities”) as requested by the Majority Holders in the Demand Notice, provided that no such registration will be required unless the Holders request registration of an aggregate of at least 51% of the outstanding Registrable Securities. On such occasion, the Company will file a new registration statement or a post-effective amendment to the Registration Statement covering the Registrable Securities within sixty days after receipt of the Demand Notice and use its best efforts to have such registration statement or post-effective amendment declared effective as soon as possible thereafter. The demand for registration may be made at any time during a period of four years beginning on the first anniversary of the Effective Date. The Company covenants and agrees to give written notice of its receipt of any Demand Notice by any Holder(s) to all other registered Holders of the Purchase Options and/or the Registrable Securities within ten days from the date of the receipt of any such Demand Notice, who shall have five days from the receipt of such Notice in which to notify the Company of their desire to have their Registrable Securities included in the Registration Statement.

5.1.2 Terms. The Company shall bear all fees and expenses attendant to registering the Registrable Securities, including the reasonable expenses of any legal counsel selected by the Holders to represent them in connection with the sale of the Registrable Securities, but the Holders shall pay any and all underwriting commissions, if any. The Company agrees to use its commercially reasonable efforts if required to qualify or register the Registrable Securities in such States as are reasonably requested by the Majority Holder(s); provided, however, that in no event shall the Company be required to register the Registrable Securities in a State in which such registration would cause: (i) the Company to be obligated to qualify to do business in such State or execute a general consent to service of process, or would subject the Company to taxation as a foreign corporation doing business in such jurisdiction or (ii) the principal shareholders of the Company to be obligated to escrow their shares of capital stock of the Company. The Company shall cause any registration statement or post-effective amendment filed pursuant to the demand rights granted under Section 5.1.1 to remain effective for a period of twelve consecutive months from the effective date of such registration statement or post-effective amendment or until the Holders have completed the distribution of the Registrable Securities included in the Registration Statement, whichever occurs first.

5.1.3 Deferred Filing. If: (i) in the good faith judgment of the Board, filing a registration statement pursuant to Section 5.1 would be seriously detrimental to the Company and the Board concludes, as a result, that it is essential to defer the filing of such registration statement at such time, and (ii) the Company shall furnish to such Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board it would be materially detrimental to the Company for such registration statement to be filed in the near future and that it is, therefore, essential to defer the filing of such registration statement, then the Company shall have the right to defer such filing on two occasions for an aggregate of not more than one hundred and twenty (120) days in any twelve-month period.

5.2	“Piggy-Back” Registration.

5.2.1 Grant of Right. In addition to the demand right of registration, the Holders of the Purchase Options shall have the right for a period of seven years commencing on the Effective Date, to include the Registrable Securities as part of any other registration of securities filed by the Company (other than in connection with a transaction contemplated by Rule 145(a) promulgated under the Act or pursuant to Form S-8 or any successor or equivalent form); provided, however, that if, in the written opinion of the Company’s managing underwriter or underwriters, if any, for such offering, the inclusion of the Registrable Securities, when added to the securities being registered by the Company or the selling shareholder(s), will exceed the maximum amount of the Company’s securities which can be marketed: (i) at a price reasonably related to their then current market value, and (ii) without materially and adversely affecting the entire offering, then the Company will still be required to include the Registrable Securities, but may require the Holders to agree, in writing, to delay the sale of all or any portion of the Registrable Securities for a period of 90 days from the effective date of the offering, provided, further, that if the sale of any Registrable Securities is so delayed, then the number of securities to be sold by all shareholders in such public offering shall be apportioned pro rata among all such selling shareholders, including all holders of the Registrable Securities, according to the total amount of securities of the Company owned by said selling shareholders, including all holders of the Registrable Securities.

5.2.2 Terms. The Company shall bear all fees and expenses attendant to registering the Registrable Securities, including the expenses of any legal counsel selected by the Holders to represent them in connection with the sale of the Registrable Securities, but the Holders shall pay any and all underwriting commissions. In the event of such a proposed registration, the Company shall furnish the then Holders of outstanding Registrable Securities with not less than ten business days written notice prior to the proposed date of filing of such registration statement. Such notice to the Holders shall continue to be given for each applicable registration statement filed (during the period in which the Purchase Option is exercisable) by the Company until such time as all of the Registrable Securities have been registered and sold. The holders of the Registrable Securities shall exercise the “piggy back” rights provided for herein by giving written notice, within five business days of the receipt of the Company’s notice of its intention to file a registration statement. The Company shall cause any registration statement filed pursuant to the above “piggyback” rights that does not relate to a firm commitment underwritten offering to remain effective for at least nine consecutive months from the effective date of such registration statement or until the Holders have completed the distribution of the Registrable Securities in the registration statement, whichever occurs first.

5.3	General Terms.

5.3.1 Indemnification. The Company shall indemnify the Holder(s) of the Registrable Securities to be sold pursuant to any registration statement hereunder and each person, if any, who controls such Holders within the meaning of Section 15 of the Act or Section 20(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), against all loss, claim, damage, expense or liability (including all reasonable attorneys’ fees and other expenses reasonably incurred in investigating, preparing or defending against litigation, commenced or threatened, or any claim whatsoever) to which any of them may become subject under the Act, the Exchange Act or otherwise, arising from such registration statement but only to the same extent and with the same effect as the provisions pursuant to which the Company has agreed to indemnify the underwriters contained in Section 5 of the Underwriting Agreement in the Offering. The Holder(s) of the Registrable Securities to be sold pursuant to such registration statement, and their successors and assigns, shall severally, and not jointly, indemnify the Company, its officers and directors and each person, if any, who controls the Company within the meaning of Section 15 of the Act or Section 20(a) of the Exchange Act, against all loss, claim, damage, expense or liability (including all reasonable attorneys’ fees and other expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which they may become subject under the Act, the Exchange Act or otherwise, arising from information furnished by or on behalf of such Holders, or their successors or assigns, in writing, for specific inclusion in such registration statement to the same extent and with the same effect as the provisions contained in Section 5 of the Underwriting Agreement pursuant to which the underwriters have agreed to indemnify the Company.

5.3.2 Exercise of Purchase Options. Nothing contained in this Purchase Option shall be construed as requiring the Holder(s) to exercise their Purchase Options or Warrants underlying such Purchase Options prior to or after the initial filing of any registration statement or the effectiveness thereof.

5.3.3 Documents Delivered to Holders. The Company shall furnish Ferris, as representative of the Holders participating in any of the foregoing offerings, a signed counterpart, addressed to the participating Holders, of: (i) an opinion of counsel to the Company, dated the effective date of such registration statement (or, if such registration includes an underwritten public offering, an opinion dated the date of the closing under any underwriting agreement related thereto), and (ii) a “cold comfort” letter dated the effective date of such registration statement (and, if such registration includes an underwritten public offering, a letter dated the date of the closing under the underwriting agreement) signed by the independent public accountants who have issued a report on the Company’s financial statements included in such registration statement, in each case covering substantially the same matters with respect to such registration statement (and the prospectus included therein) and, in the case of such accountants’ letter, with respect to events subsequent to the date of such financial statements, as are customarily covered in opinions of issuer’s counsel and in accountants’ letters delivered to underwriters in underwritten public offerings of securities; provided however, that in the case of an underwritten offering, the provisions of the underwriting agreement described in Section 5.4.4 shall control. The Company shall also deliver promptly to Ferris, as representative of the Holders participating in the offering, the correspondence and memoranda described below and copies of all correspondence between the Commission and the Company, its counsel or auditors and all memoranda relating to discussions with the Commission or its staff with respect to the registration statement and permit Ferris, as representative of the Holders, to do such investigation, upon reasonable advance notice, with respect to information contained in or omitted from the registration statement as it deems reasonably necessary to comply with applicable securities laws or the rules of FINRA. Such investigation shall include access to books, records and properties and opportunities to discuss the business of the Company with its officers and independent auditors, all to such reasonable extent and at such reasonable times and as often as Ferris, as representative of the Holders, shall reasonably request. The Company shall not be required to disclose any confidential information or other records to Ferris, as representative of the Holders, or to any other person, until and unless such persons shall have entered into confidentiality agreements (in form and substance reasonably satisfactory to the Company) with the Company with respect thereto.

5.3.4 Underwriting Agreement. The Company shall enter into an underwriting agreement with the managing underwriter(s), if any, selected by any Holders whose Registrable Securities are being registered pursuant to this Section 5, which managing underwriter shall be reasonably acceptable to the Company. Such agreement shall be reasonably satisfactory in form and substance to the Company, each Holder and such managing underwriters, and shall contain such representations, warranties and covenants by the Company and such other terms as are customarily contained in agreements of that type used by the managing underwriter. The Holders shall be parties to any underwriting agreement relating to an underwritten sale of their Registrable Securities and may, at their option, require that any or all the representations, warranties and covenants of the Company to or for the benefit of such underwriters shall also be made to and for the benefit of such Holders. Such Holders shall not be required to make any representations or warranties to or agreements with the Company or the underwriters except as they may relate to such Holders and their intended methods of distribution or as are customarily required of selling shareholders in a firm commitment underwritten offering. Such Holders, however, shall agree to such covenants and indemnification and contribution obligations for selling shareholders as are customarily contained in agreements of that type used by the managing underwriter. Further, such Holders shall execute appropriate custody agreements and otherwise cooperate fully in the preparation of the registration statement and other documents relating to any offering in which they include securities pursuant to this Section 5. Each Holder shall also furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be reasonably required to effect the registration of the Registrable Securities.

5.3.5 Rule 144 Sale. Notwithstanding anything contained in this Section 5 to the contrary, the Company shall have no obligation pursuant to Sections 5.1 or 5.2 for the registration of Registrable Securities held by any Holder, where such Holder would then be entitled to sell under Rule 144 within any three-month period (or such other period prescribed under Rule 144 as may be provided by amendment thereof) all of the Registrable Securities then held by such Holder.

5.3.6 Supplemental Prospectus. Each Holder agrees, that upon receipt of any notice from the Company of the happening of any event as a result of which the prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, or that would otherwise require disclosure of material nonpublic information that, if disclosed at such time, would be materially harmful to the Company, such Holder will immediately discontinue disposition of the Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such Holder’s receipt of the copies of a supplemental or amended prospectus, or the public disclosure and dissemination of such information, as the case may be, and, if so desired by the Company, such Holder shall deliver to the Company (at the expense of the Company) or destroy (and deliver to the Company a certificate of such destruction) all copies, other than permanent file copies then in such Holder’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice.

5.3.7 Documents to be Delivered by Holder(s). Each Holder participating in any of the foregoing offerings shall furnish to the Company a completed and executed questionnaire provided by the Company requesting information customarily sought of selling securityholders.

5.3.8 No Net-Cash Settlement or Damages Upon Failure of Registration. In no event shall the registered holder of this Purchase Option and the Warrants underlying the Purchase Option be entitled to: (i) net-cash settlement of this Purchase Option or the Warrants underlying the Purchase Option, regardless of whether any or all of the Registrable Securities have been registered by the Company pursuant to an effective registration statement, or (ii) receive any damages if any or all of the Registrable Securities have not been registered by the Company pursuant to an effective registration statement, subject to the requirement that the Company use its best efforts to have a registration statement or post-effective amendment filed pursuant to this Section 5 declared effective as soon as possible after receiving the Demand Notice. In the event there is no effective registration statement related to the issuance or exercise of the Warrants contained within the Units, that portion of the Units may not be exercised by the holder and therefore may expire and be worthless.

6.	Adjustments.

6.1 Adjustments to Exercise Price and Number of Securities. The Exercise Price and the number of Units underlying the Purchase Option shall be subject to adjustment from time to time as hereinafter set forth:

6.1.1 Share Dividends; Split Ups. If after the date hereof, and subject to the provisions of Section 6.3 below, the number of outstanding Ordinary Shares is increased by a stock dividend payable in Ordinary Shares or by a split up of Ordinary Shares or other similar event, then, on the effective day thereof, the number of Ordinary Shares underlying each of the Sub-Units underlying the Units purchasable hereunder shall be increased in proportion to such increase in outstanding shares. In such case, the number of Ordinary Shares, and the exercise price applicable thereto, underlying the Warrants underlying each of the Units and Sub-Units purchasable hereunder shall be adjusted in accordance with the terms of the Warrant Agreement Warrant Agreement. For example, if the Company declares a two-for-one share dividend and at the time of such dividend this Purchase Option is for the purchase of one Unit at $10.00 per whole Unit (each of the Warrants underlying the Unit and Sub-Unit underlying the Unit is exercisable for $7.50 per share), upon effectiveness of the dividend, this Purchase Option will be adjusted to allow for the purchase of one Unit at $10.00 per Unit, each Unit entitling the holder to receive two Class A Warrants, and two Sub-Units consisting of two Ordinary Shares and two Class B Warrants (each Warrant exercisable for $3.75 per share).

6.1.2 Aggregation of Shares. If after the date hereof, and subject to the provisions of Section 6.3, the number of outstanding Ordinary Shares is decreased by a consolidation, combination or reclassification of Ordinary Shares or other similar event, then, on the effective date thereof, the number of Ordinary Shares underlying each of the Sub-Units underlying the Units purchasable hereunder shall be decreased in proportion to such decrease in outstanding shares. In such case, the number of Ordinary Shares, and the exercise price applicable thereto, underlying the Warrants purchasable hereunder shall be adjusted in accordance with the terms of the Warrants.

6.1.3 Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding Ordinary Shares other than a change covered by Section 6.1.1 or 6.1.2 hereof or that solely affects the par value of such Ordinary Shares, or in the case of any share reconstruction or amalgamation or consolidation of the Company with or into another corporation (other than a consolidation or share reconstruction or amalgamation in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the Holder of this Purchase Option shall have the right thereafter (until the expiration of the right of exercise of this Purchase Option) to receive upon the exercise hereof, for the same aggregate Exercise Price payable hereunder immediately prior to such event, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, share reconstruction or amalgamation, or consolidation, or upon a dissolution following any such sale or transfer, by a Holder of the number of Ordinary Shares of the Company obtainable upon exercise of this Purchase Option and the underlying Sub-Units and Warrants immediately prior to such event; and if any reclassification also results in a change in Ordinary Shares covered by Section 6.1.1 or 6.1.2, then such adjustment shall be made pursuant to Sections 6.1.1, 6.1.2 and this Section 6.1.3. The provisions of this Section 6.1.3 shall similarly apply to successive reclassifications, reorganizations, share reconstructions or amalgamations, or consolidations, sales or other transfers.

6.1.4 Changes in Form of Purchase Option. This form of Purchase Option need not be changed because of any change pursuant to this Section, and Purchase Options issued after such change may state the same Exercise Price and the same number of Units as are stated in the Purchase Options initially issued pursuant to this Agreement. The acceptance by any Holder of the issuance of new Purchase Options reflecting a required or permissive change shall not be deemed to waive any rights to an adjustment occurring after the Commencement Date or the computation thereof.

6.2 Substitute Purchase Option. In case of any consolidation of the Company with, or share reconstruction or amalgamation of the Company with or into, another corporation (other than a consolidation or share reconstruction or amalgamation which does not result in any reclassification or change of the outstanding Ordinary Shares), the corporation formed by such consolidation or share reconstruction or amalgamation shall execute and deliver to the Holder a supplemental Purchase Option providing that the holder of each Purchase Option then outstanding or to be outstanding shall have the right thereafter (until the stated expiration of such Purchase Option) to receive, upon exercise of such Purchase Option, the kind and amount of shares of stock and other securities and property receivable upon such consolidation or share reconstruction or amalgamation, by a holder of the number of Ordinary Shares of the Company for which such Purchase Option might have been exercised immediately prior to such consolidation, share reconstruction or amalgamation, sale or transfer. Such supplemental Purchase Option shall provide for adjustments which shall be identical to the adjustments provided in Section 6. The above provision of this Section shall similarly apply to successive consolidations or share reconstructions or amalgamations.

6.3 Elimination of Fractional Interests. The Company shall not be required to issue certificates representing fractions of Ordinary Shares or Warrants upon the exercise of the Purchase Option, nor shall it be required to issue scrip or pay cash in lieu of any fractional interests, it being the intent of the parties that all fractional interests shall be eliminated by rounding any fraction up or down, as the case may be, to the nearest whole number of Warrants, Ordinary Shares or other securities, properties or rights.

7. Reservation and Listing. The Company shall at all times reserve and keep available out of its authorized Ordinary Shares, solely for the purpose of issuance upon exercise of the Purchase Options or the Warrants underlying the Purchase Option, such number of Ordinary Shares or other securities, properties or rights as shall be issuable upon the exercise thereof. The Company covenants and agrees that, upon exercise of the Purchase Options and payment of the Exercise Price therefor, in accordance with the terms hereby, all Ordinary Shares and other securities issuable upon such exercise shall be duly and validly issued, fully paid and non-assessable and not subject to preemptive rights of any shareholder. The Company further covenants and agrees that upon exercise of the Warrants underlying the Purchase Options and Units and payment of the respective Warrant exercise price therefor, in accordance with the terms of the Warrant Agreement, all Ordinary Shares and other securities issuable upon such exercise shall be duly and validly issued, fully paid and non-assessable and not subject to preemptive rights of any shareholder. As long as the Purchase Options shall be outstanding, the Company shall use its commercially reasonable efforts to cause all: (i) Units issuable upon exercise of the Purchase Options, (ii) Sub-Units issuable upon exercise of the Purchase Options and (iii) Warrants issuable upon exercise of the Purchase Options and (iv) Ordinary Shares issuable upon exercise of the Warrants included in the Units and Sub-Units issuable upon exercise of the Purchase Option to be listed (subject to official notice of issuance) on all securities exchanges (or, if applicable on the Nasdaq Global Market, Capital Market, OTC Bulletin Board or any successor trading market) on which the Units, Sub-Units, Public Warrants or Ordinary Shares issued to the public in the Offering may then be listed and/or quoted.

8.	Certain Notice Requirements.

8.1 Holder’s Right to Receive Notice. Nothing herein shall be construed as conferring upon the Holders the right to vote or consent or to receive notice as a shareholder for the election of directors or any other matter, or as having any rights whatsoever as a shareholder of the Company. If, however, at any time prior to the expiration of the Purchase Options and their exercise, any of the events described in Section 8.2 shall occur, then, in one or more of said events, the Company shall give written notice of such event at least fifteen days prior to the date fixed as a record date or the date of closing the transfer books for the determination of the shareholders entitled to such dividend, distribution, conversion or exchange of securities or subscription rights, or entitled to vote on such proposed dissolution, liquidation, winding up or sale. Such notice shall specify such record date or the date of the closing of the transfer books, as the case may be. Notwithstanding the foregoing, the Company shall deliver to each Holder a copy of each notice given to the other shareholders of the Company at the same time and in the same manner that such notice is given to the shareholders.

8.2 Events Requiring Notice. The Company shall be required to give the notice described in this Section 8 upon one or more of the following events: (i) if the Company shall take a record of the holders of its Ordinary Shares for the purpose of entitling them to receive a dividend or distribution payable otherwise than in cash, or a cash dividend or distribution payable otherwise than out of retained earnings, as indicated by the accounting treatment of such dividend or distribution on the books of the Company, (ii) the Company shall offer to all the holders of its Ordinary Shares any additional shares of capital stock of the Company or securities convertible into or exchangeable for shares of capital stock of the Company, or any option, right or warrant to subscribe therefor, or (iii) a dissolution, liquidation or winding up of the Company (other than in connection with a consolidation or share reconstruction or amalgamation) or a sale of all or substantially all of its property, assets and business shall be proposed.

8.3 Notice of Change in Exercise Price. The Company shall, promptly after an event requiring a change in the Exercise Price pursuant to Section 6 hereof, send notice to the Holders of such event and change (“Price Notice”). The Price Notice shall describe the event causing the change and the method of calculating same and shall be certified as being true and accurate by the Company’s Chief Financial Officer.

8.4 Transmittal of Notices. All notices, requests, consents and other communications under this Purchase Option shall be in writing and shall be deemed to have been duly made when hand delivered, or mailed by express mail or private courier service: (i) If to the registered Holder of the Purchase Option, to the address of such Holder as shown on the books of the Company, or (ii) if to the Company, to following address or to such other address as the Company may designate by notice to the Holders:

China Growth Alliance Ltd.
Room 409, 4/F Aetna Tower
107 Zunyi Road
Shanghai, 200051, China
Attn: Dr. Bin Zhou
Fax No.: (86) 21-62375482

With a copy to:

Ellenoff Grossman & Schole LLP
150 E. 42nd Street, 11th Floor
New York, NY 10017
Attn: Douglas S. Ellenoff, Esq.
Fax No.: (212) 370-7889

9.	Miscellaneous.

9.1 Amendments. The Company and Ferris may from time to time supplement or amend this Purchase Option without the approval of any of the Holders in order to cure any ambiguity, to correct or supplement any provision contained herein that may be defective or inconsistent with any other provisions herein, or to make any other provisions in regard to matters or questions arising hereunder that the Company and Ferris may deem necessary or desirable and that the Company and Ferris deem shall not adversely affect the interest of the Holders. All other modifications or amendments shall require the written consent of and be signed by the party against whom enforcement of the modification or amendment is sought.

9.2 Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Purchase Option.

9.3. Entire Agreement. This Purchase Option (together with the other agreements and documents being delivered pursuant to or in connection with this Purchase Option) constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings of the parties, oral and written, with respect to the subject matter hereof.

9.4 Binding Effect. This Purchase Option shall inure solely to the benefit of and shall be binding upon, the Holder and the Company and their permitted assignees, respective successors, legal representative and assigns, and no other person shall have or be construed to have any legal or equitable right, remedy or claim under or in respect of or by virtue of this Purchase Option or any provisions herein contained.

9.5 Governing Law; Submission to Jurisdiction. This Purchase Option shall be governed by and construed and enforced in accordance with the laws of the State of Maryland, without giving effect to conflict of laws. The Company hereby agrees that any action, proceeding or claim against it arising out of, or relating in any way to this Purchase Option shall be brought and enforced in the courts of the State of Maryland or of the United States District Court for the District of Maryland, Baltimore Division, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 8 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim. The Company and the Holder agree that the prevailing party(ies) in any such action shall be entitled to recover from the other party(ies) all of its reasonable attorneys’ fees and expenses relating to such action or proceeding and/or incurred in connection with the preparation therefor.

9.6 Waiver, etc. The failure of the Company or the Holder to at any time enforce any of the provisions of this Purchase Option shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Purchase Option or any provision hereof or the right of the Company or any Holder to thereafter enforce each and every provision of this Purchase Option. No waiver of any breach, non-compliance or non-fulfillment of any of the provisions of this Purchase Option shall be effective unless set forth in a written instrument executed by the party or parties against whom or which enforcement of such waiver is sought; and no waiver of any such breach, non-compliance or non-fulfillment shall be construed or deemed to be a waiver of any other or subsequent breach, non-compliance or non-fulfillment.

9.7 Execution in Counterparts. This Purchase Option may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto. Such counterparts may be delivered by facsimile transmission or other electronic transmission.

9.8 Exchange Agreement. As a condition of the Holder’s receipt and acceptance of this Purchase Option, Holder agrees that, at any time prior to the complete exercise of this Purchase Option by Holder, if the Company and Ferris enter into an agreement (“Exchange Agreement”) pursuant to which they agree that all outstanding Purchase Options will be exchanged for securities or cash or a combination of both, then Holder shall agree to such exchange and become a party to the Exchange Agreement.

[Remainder of page deliberately left blank.]

IN WITNESS WHEREOF, the Company has caused this Purchase Option to be signed by its duly authorized officer as of the ___ day of                      , 2008.

CHINA GROWTH ALLIANCE LTD.

By:
Name:
Title:

Form to be used to exercise Purchase Option:

China Growth Alliance Ltd.
Room 409, 4/F Aetna Tower
107 Zunyi Road
Shanghai, 200051, China
Fax No.: (86) 21-62375482

Date:                     , 200__

           The undersigned hereby elects irrevocably to exercise the within Purchase Option and to purchase ______ Units of China Growth Alliance Ltd. and hereby makes payment of $                      (at the rate of $                      per Unit) in payment of the Exercise Price pursuant thereto. Please issue the Sub-Units and Class A Warrants as to which this Purchase Option is exercised in accordance with the instructions given below.
or
           The undersigned hereby elects irrevocably to convert its right to purchase ______ Units purchasable under the within Purchase Option by surrender of the unexercised portion of the attached Purchase Option (with a “Value” of $______ based on a “Market Price” of $______). Please issue the securities comprising the Units as to which this Purchase Option is exercised in accordance with the instructions given below.

Signature

Signature Guaranteed

INSTRUCTIONS FOR REGISTRATION OF SECURITIES

Name:
(Print in Block Letters)

Address:

NOTICE: The signature to this form must correspond with the name as written upon the face of the within Purchase Option in every particular without alteration or enlargement or any change whatsoever, and must be guaranteed by a bank, other than a savings bank, or by a trust company or by a firm having membership on a registered national securities exchange.

Form to be used to assign Purchase Option:

ASSIGNMENT

           (To be executed by the registered Holder to effect a transfer of the within Purchase Option):

           FOR VALUE RECEIVED,                                                                                     does hereby sell, assign and transfer unto                                                                                     the right to purchase                      Units of China Growth Alliance Ltd. (“Company”) evidenced by the within Purchase Option and does hereby authorize the Company to transfer such right on the books of the Company.

Dated: , 200_

Signature

Signature Guaranteed

NOTICE: The signature to this form must correspond with the name as written upon the face of the within Purchase Option in every particular without alteration or enlargement or any change whatsoever, and must be guaranteed by a bank, other than a savings bank, or by a trust company or by a firm having membership on a registered national securities exchange.